Exhibit 99.2

CASCADE CORPORATION, #11114869

First Quarter Fiscal Year 2009 Conference

Chairperson: Robert Warren

June 5, 2008, 2:00 p.m., PT

Operator                                                                                                 Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation first quarter fiscal year 2009 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. At any time should anyone require an operator’s assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, June 5, 2008.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren                                                                                          Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2,500 employees working in 29 facilities in 16 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles such as excavators and wheel loaders.

Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, Caterpillar and Nissan.

Joe will now give you an overview of the first quarter.

J. Pointer                                                                                               Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements including statements about our anticipated revenue, costs, earnings and cash flows are subject to a number of risks and uncertainties that could cause our actual results to differ materially.

Additional information regarding these risks and uncertainties are described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release updates to any comments made in this call or reflect any changes in business conditions.

I would now like to give a brief overview of our consolidated first quarter results.

Net income for the first quarter was $10.9 million or $0.98 per share compared to $23.8 million or $1.90 per share in the prior year. I want to note that in the first quarter of the prior year we settled an insurance litigation matter which accounted for a $16 million increase to operating income and a $10 million increase to net income. Excluding this insurance claim, earnings per share in the prior year was $1.10.

Consolidated net sales were $150 million in the first quarter, an increase of 11% compared to net sales of $136 million in the prior year. Adjusting for currency changes and an acquisition, net sales increased 4% primarily due to the strength of lift truck markets in China, Asia Pacific and Europe.

The gross profit percentage for the first quarter was 28% versus 32% a year ago. We experienced a decrease in gross profit percentage in most regions. I’ll discuss the causes for this decrease later in the call.

SG&A expenses increased 5% excluding currency changes and an acquisition due to costs to support our expanded Chinese operations and higher selling and personnel costs. As a percentage of total sales our SG&A costs were 16% in both the current and prior year.

The 22% increase in net interest costs was a result of additional borrowings primarily related to our share repurchase program. At the beginning of the first quarter we completed this program which in total included the purchase of 2.4 million shares for $130 million over an 18 month period.

Our effective tax rate of 35% was consistent with the first quarter of the prior year.

I’d now like to spend a few minutes discussing our operating results on a geographic basis.

Sales in North America decreased 5% compared to the prior year excluding foreign currency changes and net sales related to an acquisition. The decrease was primarily due to the general slowdown in the U.S. economy which was reflected in both the lift truck and construction markets.

The gross profit percentage in North America decreased 4% in the current year due to higher material costs, lower sales volumes, changes in product mix and other cost increases. Bob will comment later on rising material costs which impacted all regions globally.

SG&A costs in North America remained consistent with the prior year excluding foreign currency changes and an acquisition.

Turning to Europe, net sales excluding currency changes increased 5%. This increase is due to higher shipment volumes of certain products as a result of a strong European lift truck market. Europe’s gross profit percentage decreased 3% in the current year primarily due to material price increases and operational inefficiencies which included higher labor costs and costs related to new product introductions.

The gross margin was also affected by delays in the approval of Chinese made products by European OEMs. These delays required us to continue supplying OEMs with European made products at lower margins. We are continuing our efforts to obtain additional OEM approval for these products.

Although our net sales in Europe has increased with the strength of the lift truck market, we have not yet realized the level of gross profit we had anticipated. Bob will discuss later the current status of our restructuring efforts in Europe.

SG&A costs in Europe increased 11% excluding currency changes due to higher personnel and other general costs. Included in our SG&A costs for the first quarter were $375,000 in severance costs related to the first steps in our European reorganization efforts.

In the Asia Pacific region, net sales increased 29% excluding currency changes. All locations in Asia Pacific contributed to the sales increase as a result of higher shipment volumes and strong lift truck markets. Gross profit of 26% in the first quarter was consistent with the prior year.

SG&A costs in the Asia Pacific region increased 11% excluding currency changes. The increase was due to additional selling and personnel costs.

In China, our net sales increased 29% excluding currency changes. The increase is due to a very strong Chinese lift truck market and our capital expansion in China which is enabling us to produce a larger volume of products for distribution within China and to Europe and Asia Pacific.

Gross profit in China was down 3% from the prior year. This decrease was due to higher material costs, changes in product mix and higher inner-company transfers which carry lower margins.

SG&A in China increased 27% excluding currency changes due to additional costs to support our expanded Chinese operations.

On our balance sheet, there were no significant changes in our cash and debt positions at April 30, 2008 from year end. It is our intent going forward to use available cash to pay down long term debt.

Capital expenditures and depreciation expense were both $4 million for the first quarter. We anticipate capital expenditures and depreciation expense for the remainder of fiscal 2009 to be approximately $15 million.

I would now like to turn the call over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren                                                                                          Thank you, Joe. I’d first like to provide a brief overview of the lift truck market which is the only direct economic indicator we have available for our markets. While this does not correlate exactly with our business levels since various end markets use products to differing degrees, it does give us some indication of short-term future trends.

North American lift truck shipments decreased 6% during the first quarter. This trend somewhat mirrors the general slowdown in the U.S. economy. We expect this to continue and believe the North American lift truck market for the remainder of year will be down in the range of 5% to 10% from the business levels experienced in the prior year.

Lift truck industry shipments in the European market were up 16% in the first quarter. We anticipate continued growth but at a lower rate for the remainder of the year.

Lift truck shipments in the Asia Pacific region were up 19% in the first quarter. We anticipate continued growth at lower levels in this market during the remainder of fiscal 2009.

China’s lift truck market was up 30% in the first quarter. We expect this market will continue with similar growth through the remainder of the year.

I would now like to spend a few minutes discussing a couple of additional topics.

As we have mentioned in prior calls, our financial results in Europe continue to fall short of our expectations. We have been unable to capture the benefits of a strong European lift truck market in terms of both sales growth and operating income. From a sales perspective, we are devoting additional resources to fast growing markets in Eastern Europe. We anticipate increases in the application rates of attachments in these developing markets over time.

As Joe noted earlier, our operating income has fallen due to material cost increases and various operating inefficiencies. I will talk in a minute about the effect of material cost increases globally.

Operationally we are continuing to work through various challenges to achieve acceptable levels of profitability. These include new product introductions, higher labor costs and completion of our plan to provide Europe with Chinese made products.

We previously announced the beginning of a comprehensive reorganization of our entire European business including a rationalization of all production capacity. We have incurred $375,000 of initial costs related to the reorganization in the first quarter. The next step in this plan was a 30% reduction of our workforce in Almere, The Netherlands. This occurred at the beginning of the second quarter. We estimate costs related to this reduction to be approximately $600,000. Additional steps have also been taken to transfer the production of certain products to Verona, Italy and to move forward with component level sourcing from North America. The costs for this move were not material.

We anticipate that operational and organizational changes under development will result in additional costs through the remainder of fiscal 2009.

A key component in our reorganization and one that is difficult to qualify and measure is the transition of our European factories to the Cascade model and the full implementation of leading principles throughout the organization. We have begun this transformation which will be a continuing process over time.

I would now like to discuss material prices which is clearly the factor having the most immediate impact on our current business. When I speak of material prices I’m mainly referring to steel which makes up about 35% of our total product costs. There are other materials such as aluminum and rubber used in our products but these products make up a small percentage of total product costs.

The current volatility in steel prices is unprecedented in comparison to what we have experienced in my previous 35 years with Cascade. During the latter half of last year and through the first quarter we have seen continuing increases. Year-over-year steel prices in some regions have increased up to 75%. These increases have obviously put significant pressure on our ability to maintain historical margins as is evidenced by our first quarter results.

Based on announced material price increases from suppliers in the coming months we expect this pressure to continue through the remainder of the year. We continue to step up our efforts to improve internal processes which we believe will ultimately result in lower costs. This will fall short of enabling us to offset the effect of increasing material costs.

In the past we have relied on our ability to source steel from regions such as China where our steel costs were lower than other parts of the world. Over the past year we have seen a continuing trend where steel costs in China have reached levels consistent with global prices.

Our most viable option to maintain historical gross profit margins is through customer price increases. Our ultimate goal is for the impact of material cost increases after cost savings activities and sales price increases to be neutral. Already in the first quarter the majority of our locations have implemented price increases of 3 to 11% with additional increases up to 8% planned in the next 3 months. In some extreme cases customer prices are increasing 10-30% in certain markets. The impact of these increases will be phased in with new orders over time. Competitive forces in certain markets will also weigh into the net increase that customers will accept.

We have been making strategic purchases of steel at certain locations, primarily fork manufacturing locations, to take advantage of lower material costs ahead of scheduled price increases. We expect to continue this going forward as long as we continue to be in a period of rising steel prices.

On the personnel side, we recently announced a number of executive officer changes to take full advantage of our management resources. Andy Anderson was appointed to the role of Chief Operating Officer. Andy’s service and a number of key operational and financial management roles in his 36 years with Cascade has prepared him well for his current role.

Joe Pointer has been named our Chief Financial Officer. Joe previously served as a vice president of finance during his 8 years with Cascade.

The additional executive changes involve the appointment of Frank Altenhofen to the role of Vice President of Asia. Pete Drake as Vice President of the Americas and Davide Roncari to Vice President and Managing Director of Europe. Each of these individuals is well suited to helping us in each of the major regions in which we operate.

Finally at the meeting this past Tuesday, our Board authorized an 11% increase in our quarterly dividend to $0.20 per share.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session.

Our first question comes from Arnie Ursaner with CJS. Please go ahead.

A. Ursaner

If I may, I’d first like to start with a congratulations to Andy and Joe. Well deserved. My first question relates to, obviously you had a fair amount of inventory hopefully going into the quarter. You’ve had massive steel increases. Can you give us a sense for the volume of steel you have or tonnage of steel you have in inventory now so we can get a sense perhaps of how much you may have benefitted from inventory gains in the quarter on your steel.

A. Anderson

That’s a good question. I’m going to give you a non-quantitative answer, Arnie. I think we’ve benefitted actually pretty significantly about it. We purchased ... the buildup that you’ve seen in this last quarter has been predominately in North America as we bought ahead of known price increases of about 10% so I would say our current steel inventory in North America is at about 10% below market if we had to replace it today.

What that does is we are unable to pass through price increases as rapidly through our customers as our suppliers pass them onto us so that actually helps us prevent a dip coming.

Then in Asia I think we’ve benefitted over the past couple of quarters from a significant buildup as well in China. What that has done has softened the dip. You’re seeing a dip but the reason I say it’s softened is when you look at the price of Chinese sourced steel which we’ve always known was inappropriately or poorly priced on a world market, year-over-year steel in China is up about 75% and over a 2 year period it’s up 82% per ton for the basic steel we buy so that buildup that you saw in the last 2 or 3 quarters has cushioned us somewhat. I wouldn’t say it’s cushioned us completely but it’s cushioned us somewhat.

Then in Europe our ability again to pass pricing through is not perfect. The buildup in Europe has been more in finished goods in our Chinese produced forks than it has been in actual raw materials.

I don’t know if that helps you but I guess in about a 2 or 3 sentence answer I would say in North America what it’s done is prevented a more significant dip than we would have seen if we hadn’t been purchasing ahead. Clearly it’s prevented us from seeing a more precipitous drop in our dip in our Chinese production than we would have seen.

A. Ursaner

I think where I was trying to go and I know you don’t give guidance is if I thought about Q2 margins versus Q1, Q1 really had two interplays. You had the benefit from lower cost inventory but also had lower plant utilization. If volume trends stay the same, you start narrowing the gap, my guess would be that it would have a negative impact on margins when you finish up with the low cost steel in inventory. That’s the question I was leading towards.

R. Warren

I think it’s such a mix because you had more of the roll bar sections for fork increases coming through to us faster but the volume in those plants ... so the absorption was being held up because many of our OEM customers I still believe are hedging on their orders prior to our increases. Actually the fork shipments in the first quarter were higher than the ITA truck shipments and really aren’t justified other than that they’re trying to buy ahead of our increase.

On the attachment side of the business, let’s take in North America, we haven’t actually seen in our gross profit as much of the effect of the material price increases of plate steel and the component steel in other castings and pumps and the like. But we’ve seen a stronger dip in the volumes and therefore the absorption so it’s sort of a mixed bag between the full product mix.

A. Anderson

At the risk of getting myself way ahead and having these guys turn the speaker off on me, Arnie. This is not guidance, okay, but I don’t think you’re going to see precipitous drops due to the fact that our steel purchases have gone up because our price increases are going to be coming in this quarter as well. Most of our price increases are going to be coming effective the second quarter as we work through our less expensive steel. The goal is for you not to see a precipitous drop due to that.

A. Ursaner

If I can ask one more question and then I’ll jump back in the queue. The European OEM delay of approvals, I know you’ve mentioned this before. Can you give us a little better feel for perhaps what the issue is and when you hope or expect it to be resolved?

R. Warren

They’re both looking at me. Go deep, Bob. Arnie, it’s very frustrating. I try not to ascribe any maybe certain regional prejudice on this because there’s such advantage for the OEMs on the costing of this product that they really don’t want to miss it but we seem to have such a disconnect between what we test and what the customer’s testing.

We’re now on the fourth time when we pass on what are pretty straightforward tensile and yield testings, on the destructive testing of these forks in a German lab which I can’t imagine is lax and then they fail in the French lab. Maybe once, twice, four times and my credibility is being stretched.

A. Ursaner	Good thing you don’t want to have regional comments there, right, Bob?

A. Anderson

Arnie, I think one of the things that I would like to convey from an operating standpoint is these forks, these products are absolutely fit for purpose meeting ISO standard forks. This is into minutia of tensile and yield numbers that are within a couple of percentage points of who thinks what’s acceptable that have nothing to do with their functionality, with their fit for purpose. This is really arcane stuff.

A. Ursaner	So what do you need to do to get them approved?

R. Warren

We believe with 3 of the OEMs we have already gotten approval with Nissan and with Linde-Fenwick and with 2 Italian manufacturers. NACCO is ready to approve them. They’ve just done the testing. The last major one is Toyota and we have our engineer going from Germany Monday and they’re going to go through step-by-step with the quality inspector from Toyota and the French lab and actually go through step-by-step what they’re doing so we can understand why there seems to be such a disconnect.

A. Ursaner	Thank you very much.

Operator	Thank you. Our next question is from the line of Joe Giamichael with Rodman & Renshaw. Please go ahead.

J. Giamichael	Good afternoon, gentlemen.

Management	Good afternoon, Joe.

J. Giamichael

I wanted to just touch upon the pricing initiatives again. Steel obviously continues to impact your margins and you talk a lot about what that’s done to your working capital position and you’ve talked continually about increasing your operating efficiencies to offset that for the past several quarters. The thing I’m trying to get a better understanding is given your dominant market share, why haven’t we seen almost like leading price increases? Are they not able to be pushed through?

R. Warren

I think in Asia and North America we have pricing control, it’s really a matter of timing in most cases. Right now we’re getting no notification from our steel sources and many of them are long relationships. We’re getting quoted on prices on the date of shipment to us.

Our relationship with our customers deals usually with price lists that have to be printed or in the case of our OED, the dealer orders, but with the OEMs there’s usually some form of negotiation. It could take up to 60 days to push these increases through and they’re not easy increases for our customers to accept. We’ve got a down market in North America so they’ve got a recessionary market they’re selling into and they’re having inflationary pressures that we’re pushing on them for the cost so it’s really a matter of timing, Joe. We get no notice but given our relationship with our customers that could take up to 60 days to get a price increase through.

J. Giamichael

Got it. So you’re really not able to anticipate the direction of the pricing or the input costs. To follow that up, another industrial equipment manufacturer that I follow only gives, given that steel’s a very large input, they’ll only give a 30 day price guarantee to their distributors. Is there something where you can change the terms? I mean these are people that have to understand how your margins are being impacted as well.

A. Anderson

They do, Joe, and it’s an issue of being mindful of our long term and very important relationships with our customers. On a very short term could we do it? Of course we could do it. But on a longer term partnering with our customers in a responsible way to ensure that these relationships that we’ve enjoyed and been able to maintain the market share we have particularly in North America over time, we’re very mindful of our partnership. There’s short term optimization with long term really serious consequences and we want to be responsible to our shareholders first but we also very much believe that in being responsible to our shareholders that involves good relationships with our customers over a long period of time.

J. Giamichael

Fair enough. I’ll move on to a different subject. Could you give us a better idea of where you stand from a capacity utilization basis in the Chinese facilities? Assuming that you did get approval to start shipping the Chinese produced goods into Europe immediately, where are you in terms of existing capacity?

R. Warren

As you noticed, last year we ended up with 2 new fork plants in China. The one in Hebei we built a whole new plant and a new line which is primarily focused for the rapidly expanding Chinese lift truck market but also focused on the general Asian market with a high emphasis on Japan. We’re probably running between the 2 plants in Hebei maybe 70, 75% of the capacity of that current investment.

As we gain more market share and the potential in Japan is maybe we have about half that market now so we’ve done a pretty good job of capturing a good share of the Japanese market but there’s still more we can get and if we were forced to look at capacity expansion we have a reasonably low cost way of doing that because we built the new plant in Hebei with a whole second bay so we can put a whole new line in for the Asian market.

We did the same thing on the plant construction in Xiamen. That plant was constructed with the intent of exporting all of that product into the European market and we built it similarly with another bay that it’s set up and ready to go for another line should we need more capacity.

With the full approvals that we’re anticipating for sourcing the OEM forks for Europe in Xiamen and our aftermarket needs that would be I guess in Xiamen, we’re looking at about 75%, 70% but also easily expanded at a fairly low investment base.

J. Giamichael	Got it. So from a Capex standpoint the bulk of the dollars have been spent. It’s more a matter of just expanding the existing facilities to create additional capacity?

R. Warren	That’s correct.

J. Giamichael	Okay, great. That’s all I’ve got. Congratulations on the quarter.

Management	Thanks, Joe.

Operator	Thank you. Our next question is from the line of J.B. Groh with DA Davidson. Please go ahead.

J.B. Groh	Hey, good afternoon, guys.

R. Warren	How are you J.B.?

J.B. Groh	I was wondering, are these price increases across the broad and do they differ in say the fork market versus the attachment market? I can’t remember if you quantified that or not.

R. Warren

Definitely. The majority of our fork sales, like 70-75%, go to OEMs. That’s a much more sensitive price negotiation as it’s really a commodity component for the OEM. Our ability to price for the aftermarket fork which is mostly sold to the dealer organization and is more specialized, we have easier price increase capability. Does that answer your question?

J.B. Groh	Yeah, but on the fork side I’m guessing the raw material price is much more important than on the attachment side where there’s a lot more engineering involved.

R. Warren	You’re talking about as a product cost. As a material cost, it is a higher steel content for the forks. That’s about 50%, 50-60% (Andy’s giving me the thumbs up). I always thought it was 50%.

J.B. Groh	It’s going up I hear.

A. Anderson	I was telling him he’s doing a good job.

R. Warren	And in our attachment products, steel is about 40% so there is a difference in the total steel content but steel is still an extremely important component in our total cost of goods.

J.B. Groh	Then on a geographic basis are you still going to plan these price increases for Europe as well? I guess in the past that’s been a little tough to get those to stick.

R. Warren	Absolutely. This is a universal problem. Nobody’s got better steel cost sources than us so we know they’re under the same margin crunch.

J.B. Groh	I think you said the total restructuring costs were going to be about $600,000. That’s your current estimate?

A. Anderson	No, it’s really important to note that that’s the restructuring cost for the first step of Phase I. There are many steps of Phase I and then we move to Phase II.

J. Pointer

Just on the Phase I we’ve incurred about $400,000 in the first quarter as of what we know now is about $600 in the second quarter so that’d be about $1 million through the first half of the year and then you can talk on the rest.

A. Anderson

Step 2 we’re evaluating. We’re in late stage evaluation of a number of different options for step 2. Some of these are more radical than others but to go to the more radical we’re looking at restructuring costs in the $3 to $5 million range and then there’s steps there too.

Now I want to stress don’t build in $3-5 million right now but it’s just to give you sort of an early view of what potentially could be.

J.B. Groh	So you gave us that last quarter, right?

J. Pointer	Say that again.

J.B. Groh	You gave us that last quarter, right?

J. Pointer	$400,000 roughly in the first quarter and $600 in the second is our best estimate right now.

J.B. Groh	But the total for the whole enchilada step 1 through whatever and Phase I through whatever?

R. Warren	I would say the second phase we’re looking at could be 3 to 5 and in the next

18 months if we don’t get the results we want, we’re going to continue restructuring until we get the results we want to see.

J.B. Groh	Gotcha. Then we’ll start off, Joe, with an easy one since he’s new to the CFO position. How many shares did you buy back in the quarter, Joe?

J. Pointer	Don’t think any were bought back.

J.B. Groh	Not in the quarter. Okay, that’s why the count went down a little bit. Okay. Thanks a lot. Congratulations on the quarter.

R. Warren	Thanks.

Operator	Thank you. Our next question is from the line of Tim Coffey, a Private Investor. Please go ahead.

T. Coffey

I want to move back to the inventory number because on the last call I think we had talked about you had about $85 million of inventory on the balance sheet at year end ‘08 and we were going to start seeing a draw down on that number for several issues. Obviously here in Q1 we’re now at roughly $91 and maybe this question is best answered by Andy. Andy, when do you think we’re going to start seeing some draw down on that inventory?

A. Anderson

I think we’re flattening out now and I think probably one quarter down. Just to give you a little bit of color on that situation, Tim, let me grab a piece of paper. All of the Asian ... we’re already seeing the draw down on all of the Asian operations - Xiamen is down 4%, Hebei is down 9%, Japan is down 5%, Korea is down 9%. We’re starting to draw it down also in Europe from the buildup. Our Italian and German operations are down each about 8% so those draw downs are starting to take place. But certainly the big buildup for the last 2 quarters, Tim, which I think we talked about as well was in Asia and that draw down is now starting in Asia. Our buildup in North America actually had 2 components to it and one of them may not draw down quite yet. The 2 components, one was we clearly were preparing for ... we’re buying ahead of the price increases in our forks steel but also I think Bob mentioned that our fork business is up a little bit compared to the lift business.

Our attachment business is more mirroring the decline in lift truck business and in order to keep our factories and our people in place at least on the short term without having to go through any sorts of steps here we are actually building ahead which we don’t do very often so we’ve had a finished goods inventory, a little bit of a finished goods inventory buildup in our U.S. attachment plants as we’re building a little further ahead than we normally do. Presuming the lift truck market remains as we’re now predicting, we’ll be working that off through the summer.

J. Pointer	That finished goods inventory is on product that’s already sold.

A. Anderson	All that’s sold product. Right, it’s not a ...

R. Warren

Tim, there is in part of that $91 million, there is some systemic buildup given the global sourcing of forks from Asia and component sourcing from North America for Europe. Going back to historical levels, there’s going to be some permanent increase in that inventory level.

T. Coffey

Right but when I take a look at where you were and I hear you on that, but if I take a look at where you were at in ‘06 from a top line perspective and where you are today from a top line perspective and then I take a look at the inventory numbers.

A. Anderson

Exactly. There’s a couple of things on that. First off, I’m not dismissing your comment at all. We agree with you completely and we might just toss over DSO as well. We’re very much focusing on lowering the DSO but one of the things on the inventory, on the buildup in steel, just to give you sort of a sense of the number of factors that’s going into this.

If you take a look at our Hebei plant a year ago and you take a look at our Hebei plant today on a raw balance sheet converted to dollars number, it’s gone up 100%. When you look at the average price of that inventory a year ago and then the average price today and then adjust the FX out, it’s actually in tonnage only gone up about 14% so we’ve got some factors going with the pricing relative to our cost of goods.

I’m just trying to give you a little bit of flavor but it doesn’t diminish your point at all. Your point is very well taken and one that actually the 3 new Vice Presidents are going to be giving some very tight operating guidelines on what their ultimate raw materials and finished goods bandwidth is.

T. Coffey	How much inventory is held in Europe?

A. Anderson	Give me just a second. Hey, I’m going to let Joe answer that. He’s the numbers guy.

J. Pointer	We’ll get back to you with that answer. Hold on.

T. Coffey	I’m just trying to get a gauge that if I wanted to isolate the net working cap of Europe ...

A. Anderson	It’s disproportionate ...

T. Coffey	... figure out what that number would look like and how disproportionate it is to other regions.

A. Anderson

I can’t give you how disproportionate. I can assure you it is disproportionate because when you look at days outstanding for Europe, just by the nature of the European market you’re talking 65 to 70 days in Europe and with the fork factory Chinese buildup (Joe will get that in just a second). We’ll come back but it is disproportionate.

T. Coffey	Can you just ballpark, Andy, the net working cap of Europe, whether it’s using a historical number? It doesn’t have to be Q1 ‘08 but can you just give me a feel for how big that number is?

A. Anderson	Ask Joe a couple questions and we’ll calculate it.

J. Pointer	We’ll get back to you on that one too.

A. Anderson	I want to give you the right answer.

T. Coffey	Have you guys, and this question then would be for Bob. Bob, have you guys ever been approached by a competitor in Europe to be ... buy your European operations for net working cap?

R. Warren	No. Remember, Tim, our competitors in Europe even though our largest competitor does come from Italy and has consolidated 2 others, they’re still only about 25% of our total size.

T. Coffey	Right, but I’m just talking about assuming you from a net working cap perspective in Europe.

R. Warren	So far, no.

T. Coffey	Has there been any conversation at the Board level from a management compensation perspective to tie more of your pay weighted to Europe and the performance in Europe?

R. Warren	Absolutely.

T. Coffey	Okay, thanks, guys.

Operator	Thank you. Our next question is from the line of Frank Magdlen with The Robins Group. Please go ahead.

F. Magdlen	Good afternoon.

R. Warren	Good afternoon, Frank.

F. Magdlen

Bob, you’ve thrown out a couple numbers on the cost of steel as a percent of your cost of goods sold and you’ve gone from 35 to 40 and overall I think on the attachment rate it was 40 and forks were closer to say 70.

A. Anderson	On a homogenized basis I think the 50 to 60 number is the right number.

F. Magdlen	50 to 60 on forks?

R. Warren	50 to 60 on forks and I think average is closer to 40%.

F. Magdlen	Average, all and everything you have?

R. Warren	Yeah.

F. Magdlen	And then the price increases which I think J.B. was trying to get to, you threw out 3-11%. Can you give us a feel just on an average basis what that might look like?

A. Anderson

This would take a weighted average of probably 70 to 80 different price increases in 20 plus markets ... I mean any number ... we would have to do a lot of calculation to get that. On an average it’s 7% ...

J. Pointer	I’d say 7% is probably going to be ... is as good an estimate as we could do at this point.

F. Magdlen	Now those were announced prices or effective in the quarter?

R. Warren	Those are announced.

J. Pointer

Announced. Most of them would be effective at the beginning of the year so all and all you’re not going to see the full benefit of those in the quarter yet because it takes 1 month to a 6 week lead time to get the orders on track.

F. Magdlen	Plus another 8 to come. Thereabouts.

J. Pointer	In the next 3 months roughly.

T. Coffey

Okay. In Europe you mentioned a 30% headcount reduction for The Netherlands. Is that in keeping with the last conference call where you said that Europe had a workforce of about 750 and would be reduced by about 7%. Is the same gross number about the same?

J. Pointer	Yeah, that 30% was reflective of just that location.

F. Magdlen	Just that location. Can you give us a little bit of update on the American

Compaction and PSM acquisitions and how are they doing?

R. Warren

Andy pointed at me. Frank, obviously timing’s everything as I said in the shareholders’ meeting. Clearly we bought PSM and American Compaction when the U.S. construction market was still strong so they are substantially off in their revenue for this first quarter.

F. Magdlen	Substantially off meaning they’re quiet a bit lower than they were when you acquired them?

R. Warren

That’s correct. Market is very quiet on the West Coast. We have focused a lot of our attention in the last year since those acquisitions on improving the process on the shop floor particularly at PSM up in Washington and focusing on going after some of the business of our West Coast competitors, two of which are coming out of British Columbia and have some disadvantages in labor and in currency and have some historical relationships we’d like to take advantage and disrupt right now. We are also looking at expanding some of our sales into the Intermountain region and the Midwest and putting some sales efforts into expanding further East.

F. Magdlen	Okay, thank you very much.

R. Warren	My pleasure.

Operator	We do have a follow up from the line of Arnie Ursaner. Please go ahead.

A. Ursaner

As a follow up directly to the last question, construction attachments was part of your longer term growth strategy. With prices down and with probably a lot softer environment and you having a very strong balance sheet, are you seeing changes in acquisition opportunities, more realistic pricing of people that might have things for sale?

R. Warren

As you know, we talked about what areas we wanted to expand into. We did want to expand into the East Coast construction attachment market and we were either going to have to find a good acquisition or to green field. Our efforts to find a suitable candidate when the market was good, nobody was interested in talking to us that we were interested in. We have not seen that change yet but that’s not to say we’re not hopeful that given the compression I think on everybody that’s in the construction attachment business, there could be some opportunities we’re focusing on that might come up.

A. Ursaner	And looking out perhaps over 2 years, do you have a goal or a target of what you hope construction attachments will be as a percent of the total company revenue?

R. Warren	We have not forecasted that for the Board. They’ve been rather lenient in allowing us to try to do our growth plan without some hard targets as to what that will mean going in North America.

I would say one of the things we did get in this last year and a half was that relationship with Caterpillar. PSM was a private label prior to Caterpillar under an alliance association with Catwork Tools and we have fulfilled, according to Caterpillar, their hopes of what the acquisition would do for them which was to dramatically improve the customer service, predictable service levels that they would want to expand the business further.

That relationship we’re very hopeful we’re going to be able to leverage into our expansion in the Chinese market. Caterpillar has very large growth plans in China. They perceive a high need for quality attachment suppliers and so we’re going to be leveraging that relationship in our initial market introduction in China.

A. Ursaner

The final question I have is in North America forks themselves obviously are a greater percentage of total volume but much less critical to your profitability. Can you give us a little better feel for how you’re seeing things currently? I’m assuming most of the attachments you make are almost made to order for a custom order versus a fork which is more, like you say, commodity like and considered a dealer shelf.

As you sit there today managing your business what sort of backlog of proprietary attachments do you have and if in fact you’ve shipped a lot of the forks already to the dealers for inventory, have you seen it slow down in your case?

R. Warren

Let me go back to that statement about attachments being special. There is no backlog in effect for attachments. In Andy’s and my career in the last 20 years, we never have more than 3 or 4 weeks’ backlog of attachments because it’s all built to order and everything we build is with a focus on throughput so a 28 day backlog on attachments is about as much as we get.

We do see on the commodity type forks which are sold to OEMs, they do give us a 90 day forecast. They really only lock it down in the last 2 weeks and they do milk run pick ups from our commodity fork plant let’s say in North America in Findlay, Ohio. We’re building pretty much to their requirements 2 days from now on their final assembly requirement but it’s not like we have this big build up of finished goods inventory really anywhere in the world.

I would say that I am suspicious of the OEMs’ order process in the first quarter because it’s not matching their own stated shipment numbers. So I think they’re hedging on their own fork volume which is not good because that means if they don’t get an increase in the second and third quarter in their own shipments, they’ll eventually when our price increases have settled, they’ll cut back on those orders and we get whipsawed.

A. Anderson	The order rates on our forks, just at a general level, Arnie, does continue to run ahead of lift truck sales which is not logical.

R. Warren

Let’s take last year, Arnie. The market was off in North America 10% and we were only down or flat in our attachment business and that was I believe driven more by the Fortune 500 company who really wasn’t idling production capacity and he was still rolling over his 3 and 5 year leases on his lift truck and attachment. This year I think we’re actually seeing, we’re feeling more the effect of the continued downturn in shipments from the North American industrial truck shipments because I think there’s more uncertainty on the capital purchases of the major accounts.

A. Ursaner	Thank you.

A. Anderson

Before we sign off, Tim, the hip shot answer wouldn’t have been very far off. Not that this is highly calculated here but on about less than 35% of our revenue on a consolidated basis, Europe is accounting for probably in the 45-50% of our net working capital number.

J. Pointer	So out of $90 million in inventory, about $40 million is Europe and about $155 million in working capital, about $75 is Europe.

Operator	We do have Mr. Coffey back in the queue. Your line is open. Did you have any further questions?

T. Coffey

Do have one more question and it’s with respect to the plant managers that you have in Europe and how they’re incentivized. Is it similar to how the guys in Fairview are incentivized and by that I mean I think historically you guys have incentivized plant managers by using gross profitability, units produced and then hours works. Is that a similar arrangement to how guys in Europe are being incentivized?

R. Warren

It is, Tim, but not to the leverage and certainly not to the success. In other words, Henry and I used to feel that until some of our people got inventive pays that were over 15% it was really hard to capture a change in the way they worked. Because of the inability to really drive productivity changes in those plants, they really haven’t seen that incentive compensation. We got a start of it last year let’s say in Almere. In the first 5 months last year they actually started seeing some pretty good payouts and then summer hit that plant and they went into negative improvement numbers and they never recovered.

Because of that you’ll see in the restructuring some pretty big changes in the management. With Davide Roncari taking over in Europe we’re going to be focusing more and more on how are they incentivized and do the people who are driving change in these plants really understand what can affect their numbers and how fast.

T. Coffey	How much time do you plan on having Andy over there?

R. Warren

Andy’s smiling because now that he’s given the CFO position to Joe, I guess I’m going to unchain him from his desk and he’s going to be heading to Europe as much as the rest of us have been. I’ve already been over there 4 times this year. We are focusing ... as you can imagine, Tim, the Board has got about much patience with our previous European performance as you have. It’s our number one focus. You asked me what kind of leverage is on our executive performance compensation and it’s almost entirely leveraged on Europe’s performance.

T. Coffey	That’s good news.

R. Warren	I agree.

T. Coffey	I wish the Board was as impatient with respect to dividends as they are with Europe.

R. Warren	Well you can always hope. I would say that we did get a move on the dividend, not to probably what you would like to see but it is still ...

T. Coffey	One last comment, Bob, on that note because I never like to have a conversation go by without it and that is with respect to the short selling activity.

R. Warren	The short selling.

T. Coffey	Because you have roughly 1.4 million shares short at this point.

R. Warren	I agree and I guess I emotionally, Tim, I don’t like it but operationally I don’t know what it has to do with us.

T. Coffey

I completely agree with you. Operationally it has absolutely nothing to do with you but with your balance sheet and the fact that you do have folks out there which appears to be a retail short, I’m trying to figure out. The most obvious and easiest way to hang a short is to do something with your dividend and again I continue to be confused that no retail short is going to remain a short when he knows that he’s got to pay out dividends.

R. Warren	I agree. It would punish the short. I’m just not too sure that as a long term policy of how to get return to shareholders I need to worry about whether I need to punish a short.

T. Coffey

Well I think part of it goes to the fact that you don’t necessarily make it a consistent dividend policy but you make it one of essentially nonrecurring dividends and you match those dividends to the performance of the business so by that I mean you more formally establish a payout on the EPS that you are going to dividend.

R. Warren

I don’t disagree and we look to certainly what our future prospects are and our cash flow. I think the Board was trying to indicate their confidence in that with the increase in the dividend but given the current, what we see as highly inflationary cost pressures on us with recessionary sales, there’s certain reticence to ...

T. Coffey

I guess where I’m coming from, Bob, is again that’s why you make it nonrecurring so I think you have a certain base level of dividends that manifested in today’s dividend of $0.18 to $0.20 a share but you also then more formally establish whether or not you communicate that to the market is up to you guys. What you do is you tie that dividend to EPS which may have some volatility in that nonrecurring dividend but it nonetheless keeps away the pests.

R. Warren	That’s an interesting ...

A. Anderson

We’ve actually looked at a variation of that and talked about that with the Board in the past. I think as we begin paying down our debt again, we will be once again looking at a number of options for returning cash to shareholders, Tim, and that’s not out of the realm of possibility at all.

R. Warren	And certainly was looked at in the past.

T. Coffey	Right, but the share buybacks just don’t work. They have historically never worked against shorts, not to the same effect the dividends do but the share buybacks, you guys know where I stand on that.

R. Warren	I understand.

T. Coffey	Thank you, gentlemen.

R. Warren	Thanks, Tim.

Operator	We do have a follow up from the line of Frank Magdlen. Please go ahead.

F. Magdlen

Bob, you had talked about North America or the U.S. being pretty cost competitive now. How cost competitive is it and you mentioned I think in the conversation a little bit more that North America or the U.S. could supply Europe.

R. Warren

I think it’s an issue both of currency and productivity. Our North American plants still are the most productive operating facilities and that’s primarily because of that operating model, the Cascade operating process model lean principles that we have been driving here for 20 years.

The currency right now clearly helps. I mean for us to take a component product into, with shipping and any duties that we have in Europe, it still is very landed cost competitive in the Euro. I don’t know that we ever state how much.

A. Anderson

There’s a two-step answer to your question, Frank. On a pure cost to cost basis even with freight they’re very competitive, measured double-digit percentage point advantage when you look at it in isolation. The problem is time competitive. Time is the critical factor in serving customers’ special needs and you’ve got three, three and a half weeks on the water.

What we’re trying to do, not what we’re trying, actually what we are just starting to do is a ... a couple of terms but we’re calling it a flat pack where we’re building part of it here, the least variable part or the very standardized parts and then putting them in place in Europe and having the European factories do the finishing part which is the highly variable pieces of it. So we’re capturing some of the cost benefit and then on certain product categories that do have a much more standardized component to them and that we’re having any issues, we are actually working to ship some finished goods into the European market as well. The thing that prevents us from doing that all-out is the customer time response.

F. Magdlen	Alright. Thank you.

R. Warren	Thanks, Frank.

Operator	There are no further questions at this time, Mr. Warren. Please continue.

R. Warren	Again, thanks so much for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator

Thank you. Ladies and gentlemen, this does concludes the Cascade Corporation First Quarter Earnings conference call. If you would like to listen to a replay of today’s conference call you may dial 800-405-2236 and enter the access number 11114869 in North America. International callers, please dial 303-590-3000. Thank you for your participation. You may now disconnect.